EXHIBIT 23.2

Consent of Pinnacle Energy Services, LLC

We hereby consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-216891), and in the related Prospectus of Energy Resources 12, L.P., of references to Pinnacle Energy Services, LLC, and the inclusion and references to our report, or information contained therein, dated March 13, 2019, prepared for Energy Resources 12, LP, and included in this Annual Report (Form 10-K) of Energy Resources 12, L.P. for the year ended December 31, 2018.

Pinnacle Energy Services, LLC

/s/ John Paul Dick

Name: John Paul Dick

Title: Manager, Registered Petroleum Engineer

March 29, 2019

Oklahoma City, Oklahoma